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                                                                                                     Exhibit 12.01

                                                                SCANA CORPORATION
                                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            For the Twelve Months Ended June 30, 2001 and Each of the Five Years Ended December 31
                                                            (Millions of Dollars)

                                              12 Months
                                                Ended
                                               June 30,                       Year Ended December 31,
                                               --------      ---------------------------------------------------

                                                 2001         2000      1999        1998      1997         1996
                                                 ----         ----      ----        ----      ----         ----

Fixed Charges as defined:
  Interest expense                              $238.8      $226.1    $143.0      $128.0    $124.6       $125.6
  Amortization of debt premium, discount
   and expense (net)                               6.2        4.4       3.0         2.7       2.6          2.6
  Interest component on rentals                    1.6        1.2       0.8         0.8       1.8          2.3
  Preference security dividend requirement        18.1       18.1      18.2        18.2      16.0          8.8
--------------------------------------------------------- ------------------- --------------------- ------------
         Total Fixed Charges (A)                $264.7      $249.8    $165.0      $149.7    $145.0       $139.3
========================================================= =================== ===================== ============
Earnings, as defined:
 Pretax income from continuing operations       $370.7      $373.9    $244.4      $364.9    $316.5       $330.5
  Total fixed charges above                     $264.7       249.8     165.0       149.7     145.0        139.3
  Distributions from equity investee               1.3        2.6       1.3           -         -            -
  Preference security dividend requirements
   from above                                    (18.1)    (18.1)    (18.2)      (18.2)    (16.0)        (8.8)
--------------------------------------------------------- ------------------- --------------------- ------------
         Total Earnings (B)                     $618.6      $608.2    $392.5      $496.4    $445.5       $461.0
========================================================= =================== ===================== ============
Ratio of Earnings to Fixed Charges (B/A)         2.34       2.43      2.38        3.31      3.07         3.31
========================================================= =================== ===================== ============

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